Exhibit 10.02

March 7, 2018

Eve Saltman

Dear Eve:

We are pleased to offer you a position at GoPro Inc. (the “Company”), as a Vice President, Corporate/Business Development & General Counsel reporting to Nicholas Woodman, CEO in our San Mateo office. If you deecide to join us, you will receive an annual salary of three hundred and fifty thousand dollars ($350,000.00), which will be paid every other Friday in accordance with the Company's normal payroll procedures. You will receive a sign on bonus of twenty-five thousand dollars ($25,000.00) to be paid on the payday following your date of hire. If you resign your employment with the Company within the first year of employment, you must repay the entire Sign On Bonus. By signing below, you agree that the Company may deduct from your final paycheck the repayment amount to the fullest extent permitted by law, and if said deduction is insufficient to satisfy the debt, you agree to pay the remaining balance within 10 (ten) business days following your resignation. You will also be eligible for a discretionary bonus of up to 50% of your annual salary per year, which will be paid annually based on company performance and individual objectives. You must commence employment on or before September 30 of this year in order to be eligible for a pro-rated bonus under the current year’s bonus plan.

You will also be eligible to receive certain employee benefits.  A list of current employee benefits will be provided in our Benefit Information Guide. Eligibility for benefits begins on your first day of employment. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion.

Subject to approval of the Company’s Board of Directors, you will be granted an option to purchase 196,078 shares of the Company’s Common Stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2014 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement which will be made available to you at the time of grant.

The exercise price per share of the Option will be the fair market value of the option on the grant date. You will vest in 25% of the shares subject to the Option after 12 months of continuous service, and the balance of the shares subject to the Option will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

Subject to the approval of the Company’s Board of Directors, you will be granted 89,469 shares of restricted stock units (“RSUs”) under the Plan. The RSUs will vest in four equal annual installments of 25% each based on your continuous service. RSUs that vest will be settled in the Company’s Common Stock as soon as practicable after vesting. The RSUs shall be subject to the terms and conditions set forth in the Plan and in the Restricted Stock Unit Agreement between you and the Company. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs. The RSUs will permit payment of taxes through stock withholding and sell-to-cover transactions in our sole discretion.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

The Company reserves the right to conduct background and reference checks on all of its potential employees as authorized by law. Your job offer, therefore, is contingent upon satisfactory verification of your criminal, education and employment history, and this offer can be rescinded based upon data received in the verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and commencement of employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook and Code of Conduct.

As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information, as well as the Company’s standard Mutual Arbitration Agreement.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with the Employee Invention Assignment and Confidentiality Agreement and the Mutual Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by Monday, March 12, 2018. We would like to have you start on Monday, March 26, 2018.

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

/s/ Laura Robblee

Laura Robblee
VP, People and Places

Agreed to and accepted:

Signature: _/s/ Eve Saltman_____ _____________                Date: __3/10/2018____ _________________